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                                                                   EXHIBIT 10(n)

                           NEWMONT MINING CORPORATION

                   EXECUTIVE CHANGE OF CONTROL SEVERANCE PLAN


                                  INTRODUCTION

                  The Board of Directors of Newmont Mining Corporation recognizes that, as is the case with many publicly held corporations, there exists the possibility of a Change of Control of the Company. This possibility and the uncertainty it creates may result in the loss or distraction of executives of the Company and its Subsidiaries to the detriment of the Company and its shareholders.

                  The Board considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and its shareholders. The Board also believes that when a Change of Control is perceived as imminent, or is occurring, the Board should be able to receive and rely on disinterested service from executives regarding the best interests of the Company and its shareholders without concern that executives might be distracted or concerned by the personal uncertainties and risks created by the perception of an imminent or occurring Change of Control.

                  In addition, the Board believes that it is consistent with the Company's employment practices and policies of the Company and its Subsidiaries and in the best interests of the Company and its shareholders to treat fairly its executives whose employment terminates in connection with or following a Change of Control.

                  Accordingly, the Board has determined that appropriate steps should be taken to assure the Company and its Subsidiaries of the continued employment and attention and dedication to duty of its executives and to seek to ensure the availability of their continued service, notwithstanding the possibility, threat or occurrence of a Change of Control.

                  Therefore, in order to fulfill the above purposes, the following plan has been developed and is hereby adopted.

                                    ARTICLE I
                              ESTABLISHMENT OF PLAN

                  As of the Effective Date, the Company hereby establishes a separation compensation plan known as the Newmont Mining Corporation Executive Change of Control Severance Plan, as set forth in this document.

                                   ARTICLE II
                                   DEFINITIONS

                  As used herein the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.




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                  (a) Affiliate. Any entity which controls, is controlled by or is under common control with the Company.

                  (b) Annual Bonus. The aggregate annual bonus that a Participant is eligible to earn pursuant to the Annual Incentive Compensation Plan and Intermediate Term Incentive Compensation Plan of the Company or any Affiliate, or any successor or replacement plans.

                  (c) Annual Bonus Amount. The highest amount a Participant received as an annual bonus in any of the last three full fiscal years prior to the Change of Control.

                  (d) Annual Salary. The Participant's regular annual base salary immediately prior to his or her termination of employment, including compensation converted to other benefits under a flexible pay arrangement maintained by the Company or any Affiliate or deferred pursuant to a written plan or agreement with the Company or any Affiliate, but excluding overtime pay, allowances, premium pay, compensation paid or payable under any bonus or incentive plan of the Company or any Affiliate or any similar payment.

                  (e) Board. The Board of Directors of Newmont Mining
Corporation.

                  (f) Cause. With respect to any Participant: (i) the willful and continued failure of the Participant to perform substantially the Participant's duties with the Company or one of its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Participant has not substantially performed the Participant's duties, or (ii) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or any Affiliate. For purposes of this definition, no act or failure to act on the part of the Participant shall be considered "willful" unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant's action or omission was in the best interests of the Company or any Affiliate. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or any Affiliate or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company.

                  (g) Change of Control The occurrence of any of the following events:

                      (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (x) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (y) the




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combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of
Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (iii) below; or

                       (ii) Individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                       (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another corporation (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

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                       (iv) Approval by the shareholders of the Company of a
complete liquidation or dissolution of the Company.

                  (h) Code. The Internal Revenue Code of 1986, as amended from time to time.

                  (i) Committee. The Compensation Committee of the Board.

                  (j) Company. Newmont Mining Corporation and any successor thereto.

                  (k) Date of Termination. The date on which a Participant ceases to be an Employee of the Company and its Affiliates.

                  (l) Disability. A condition such that the Employee has terminated employment with the Company and/or all participating Employers with a qualifying disability and has immediately began receiving benefits from a long-term disability plan of the Company or any participating Employer.

                  (m) Effective Date. February 1, 1999.

                  (n) Employee. Any full-time, regular-benefit, non-bargaining employee of an Employer.

                  (o) Employer. The Company or any Subsidiary which participates in the Plan pursuant to Article V hereof or, under the circumstances set forth in the second sentence of Section 3.1 hereof, any Subsidiary or Affiliate described in such sentence.

                  (p) ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.

                  (q) Good Reason. With respect to any Participant, without such Participant's written consent, (i) the assignment to the Participant of any duties inconsistent in any respect with the Participant's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities immediately before the Change of Control, or any other action by the Company which results in a significant diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or the Employer promptly after receipt of notice thereof given by the Participant; (ii) any reduction in the Participant's Annual Salary, or annual target bonus opportunity, or any material reduction in other compensation or employee benefits, as in effect during the 120-day period immediately preceding the Change of Control (or as such amounts may be increased from time to time), other than as a result of an isolated and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant; (iii) the Company or the Employer requiring the Participant to relocate his or her principal place of


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business to a location which is more than 35 miles from his or her previous principal place of business; (iv) any purported termination of the Plan otherwise than as expressly permitted by the Plan; or (v) any failure by the Company to comply with and satisfy Article V of the Plan. For purposes of the Plan, any good faith determination of "Good Reason" made by the Participant shall be conclusive.

                  (r) Participant. An individual who is designated as such pursuant to Section 3.1.

                  (s) Plan. The Newmont Mining Corporation Executive Change of Control Severance Plan.

                  (t) Separation Benefits. The benefits described in Section 4.2 that are provided to qualifying Participants under the Plan.

                  (u) Subsidiary. Any corporation in which the Company, directly or indirectly, holds a majority of the voting power of such corporation's outstanding shares of capital stock.

                  (v) Target Annual Bonus. The annual bonus that the Participant would have received for the year in which his or her Date of Termination occurs, if the target goals had been achieved.

                                   ARTICLE III
                                   ELIGIBILITY

                  3.1 Participation. Each of the individuals named on Schedule 1 hereto shall be a Participant in the Plan. Schedule 1 may be amended by the Chief Executive Officer of the Company from time to time to add individuals as Participants. If a Participant's employment is transferred from an Employer to a Subsidiary or Affiliate of the Company which is not a participating Employer under the Plan, the provisions of the Plan will continue to apply to such Participant while employed by such Subsidiary or Affiliate.

                  3.2 Duration of Participation. A Participant shall only cease to be a Participant in the Plan as a result of an amendment or termination of the Plan complying with Article VII of the Plan, or when he ceases to be an Employee of any Employer, unless, at the time he ceases to be an Employee, such Participant is entitled to payment of a Separation Benefit as provided in the Plan or there has been an event or occurrence constituting Good Reason that would enable the Participant to terminate his employment and receive a Separation Benefit. A Participant entitled to payment of a Separation Benefit or any other amounts under the Plan shall remain a Participant in the Plan until the full amount of the Separation Benefit and any other amounts payable under the Plan have been paid to the Participant.



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                                   ARTICLE IV
                               SEPARATION BENEFITS

                  4.1 Terminations of Employment Which Give Rise to Separation Benefits Under This Plan. A Participant shall be entitled to Separation Benefits as set forth in Section 4.2 below if, at any time following a Change of Control and prior to the third anniversary of the Change of Control, the Participant's Employment is terminated (i) by the Company for any reason other than Cause, death, or Disability or (ii) by the Participant within 120 days after the Participant has knowledge of the occurrence of Good Reason.

                  4.2 Separation Benefits.

                  (a) If a Participant's employment is terminated in circumstances entitling such participant to Separation Benefits pursuant to
Section 4.1, the Company shall provide to such Participant, within ten days following the Date of Termination, a lump sum cash payment as set forth in subsection (b) below, and shall provide to the Participant the continued benefits as set forth in subsection (c) below and the outplacement services set forth in subsection (d) below. For purposes of determining the benefits set forth in subsections (b) and (c), if the termination of the Participant's employment is for Good Reason based upon a reduction of the Participant's Annual Salary, opportunity to earn annual bonuses, or other compensation or employee benefits, such reduction shall be ignored.

                  (b) The cash lump sum referred to in Section 4.2(a) shall be the aggregate of the following amounts:

                      (i) the sum of (A) the Participant's Annual Salary through the Date of Termination, (B) the product of (1) the Participant's Target Annual Bonus and (2) a fraction, the numerator of which is the number of days in the such year through the Date of Termination, and the denominator of which is 365, and (C) any compensation previously deferred by the Participant (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid and in full satisfaction of the rights of the Participant thereto;

                      (ii) an amount equal to the product of (A) two, times (B)
              the sum of (1) the Participant's Annual Salary, (2) the higher of the Participant's Annual Bonus Amount or the annual bonus paid or payable, including any bonus or portion thereof which has been earned but deferred (and annualized for any fiscal year consisting of less than 12 full months or during which the Participant was employed for less than 12 full months), for the most recently completed fiscal year prior to the Participant's Date of Termination, and (3) the highest employer matching contribution made to the 401(k) Plan of the Company or any Affiliate, or any successor or replacement plans, on behalf of the Participant, during the last three full fiscal years prior to the Change of Control; and

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                      (iii) an amount (calculated consistent with the example
              set forth on Exhibit A to this Plan) equal to the excess (without present value discount, as a result of receiving such amount prior to the end of the three-year period following the Date of Termination) of (a) the actuarial equivalent of the benefit under the qualified defined benefit retirement plan of the Company or any Affiliate in which the Participant participates immediately prior to the Change of Control, or under any such plan with more favorable benefits in which the Participant participates following the Change of Control (the "Retirement Plan"), and any excess or supplemental retirement plan, program or arrangement of the Company or any Affiliate in which the Participant participates immediately prior to the Change of Control or under any such plans, programs or arrangements with more favorable benefits in which the Participant participates following the Change of Control (together, the "SERP") which the Participant would receive if the Participant's employment continued for three years after the Date of Termination, assuming for this purpose that (i) the Participant is fully vested in all benefits to be calculated under this clause (a), and (ii) the Participant is treated as having attained three additional years of age under the Retirement Plan or the SERP, including for purposes of reducing any otherwise applicable actuarial reduction, but not for purposes of reducing the number of years of the Participant's life expectancy, over (b) the actuarial equivalent of the Participant's actual benefit (paid or payable), if any, under the Retirement Plan and the SERP as of the Date of Termination. The actuarial assumptions used for determining actuarial equivalence in this Section 4.2(b)(iii) shall be no less favorable to the Participant, than the most favorable of those in effect under the Company's Retirement Plan and SERP, as the case may be, immediately prior to the Change of Control or on the Date of Termination.

                  (c) During the three-year period following the Participant's Date of Termination, the Participant and his or her family shall be provided with medical, dental, disability and life insurance benefits as if the Participant's employment had not been terminated; provided, that such benefits and the cost to the Participant shall be no less favorable than under the programs in which the Participant participated during the 120-day period immediately prior to the Change of Control); provided, however, that if the Participant becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Participant for retiree medical, dental and life insurance benefits under the Company's plans, practices, programs and policies, the Participant shall be considered to have remained employed during the two-year period following the Date of Termination and to have retired on the last day of such period. To the extent any benefits described in this Section 4.2(c) cannot be provided pursuant to the appropriate plan or program maintained for Employees, the Company shall provide such benefits outside such plan or program at no additional cost (including without limitation tax cost) to the Participant.

                  (d) The Company shall, at its sole expense as incurred, provide the Participant with outplacement services the scope and provider of which shall be consistent with the Company's practices during the one-year period immediately preceding the Change of Control.



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                  4.3 Other Benefits Payable. To the extent not theretofore paid or provided, the Company shall timely pay or provide (or cause to be paid or provided) to a Participant entitled to the Separation Benefits, any other amounts or benefits required to be paid or provided to the Participant or which the Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its Affiliates, but excluding any severance pay or pay in lieu of notice required to be paid to such Participant under applicable law or any other severance pay plan or policy of the Company or any Employer.

                  4.4 Certain Additional Payments by the Company.

                  (a) Anything in this Plan to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company or its affiliates to or for the benefit of a Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, but determined without regard to any additional payments required under this Section 4.4(a)) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Participant shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 4.4(a), if it shall be determined that the Participant is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the "Safe Harbor Amount") that could be paid to the Participant such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Participant and the amounts payable under this Plan shall be reduced so that the Payments, in the aggregate, are reduced to the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Section 4.2(b)(ii), unless an alternative method of reduction is elected by the Participant. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Plan (and no other Payments) shall be reduced. If the reduction of the amount payable under this Plan would not result in a reduction of the Payments to the Safe Harbor Amount, no amounts payable under this Plan shall be reduced pursuant to this
Section 4.4(a).

                  (b) Subject to the provisions of Section 4.4(c), all determinations required to be made under this Section 4.4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Arthur Andersen LLP (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Participant within 15 business days of the receipt of notice from the Participant that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as




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accountant or auditor for the individual, entity or group effecting the Change of Control, the Participant shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 4.4, shall be paid by the Company to the Participant within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 4.4(c) and the Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant.

                  (c) The Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Participant is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall:

                       (i) give the Company any information reasonably requested by the Company relating to such claim,

                       (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                       (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

                       (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall




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indemnify and hold the Participant harmless, on an after-tax basis, for any
Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4.4(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Participant to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Participant, on an interest-free basis and shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (d) If, after the receipt by the Participant of an amount advanced by the Company pursuant to Section 4.4(c), the Participant becomes entitled to receive any refund with respect to such claim, the Participant shall (subject to the Company's complying with the requirements of Section 4.4(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Participant of an amount advanced by the Company pursuant to
Section 4.4(c), a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                                    ARTICLE V
                             PARTICIPATING EMPLOYERS

                  Any Subsidiary of the Company may become a participating Employer in the Plan following approval by the Company. The provisions of the Plan shall be fully applicable to the Employees of any such Subsidiary who are Participants pursuant to Section 3.1.



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                                   ARTICLE VI
                              SUCCESSOR TO COMPANY

                  This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place.

                  In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company's obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term "Company," as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

                                   ARTICLE VII
                       DURATION, AMENDMENT AND TERMINATION

                  7.1 Duration. If a Change of Control has not occurred, this Plan shall expire five years from the Effective Date, unless extended for an additional period or periods by resolution adopted by the Board. If a Change of Control occurs while this Plan is in effect, this Plan shall continue in full force and effect for at least three years following such Change of Control, and shall not terminate or expire until after all Participants who become entitled to any payments hereunder shall have received such payments in full.

                  7.2 Amendment or Termination. The Board may amend or terminate this Plan; provided, that this Plan may not be terminated or amended in a manner adverse to Participants (including modifying the eligibility of Employees to participate in the Plan) prior to the fifth anniversary of the Effective Date or during the three-year period following a Change of Control.

                  7.3 Procedure for Extension, Amendment or Termination. Any extension, amendment or termination of this Plan by the Board in accordance with the foregoing shall be made by action of the Board in accordance with the Company's charter and by-laws and applicable law.

                                  ARTICLE VIII
                                  MISCELLANEOUS

                  8.1 Full Settlement. The Company's obligation to make the payments provided for under this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against a Participant or others. In no event shall a Participant be




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

obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which a Participant may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Participant or others of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest by the Participant about the amount of any payment pursuant to this Plan), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

                  8.2 Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Participant's Employer any obligation for the Participant to remain an Employee or change the status of the Participant's employment or the policies of the Company and its affiliates regarding termination of employment.

                  8.3 Confidential Information. Each Participant shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Participant during the Participant's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Participant or representatives of the Participant in violation of this Plan). After termination of a Participant's employment with the Company, the Participant shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 8.3 constitute a basis for deferring or withholding any amounts otherwise payable under this Plan.

                  8.4 Named Fiduciary; Administration. The Company is the named fiduciary of the Plan, and shall administer the Plan, acting through the Plan Administration Committee.

                  8.5 Claim Procedure. If an Employee or former Employee makes a written request alleging a right to receive benefits under this Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Company shall treat it as a claim for benefit. All claims for benefit under the Plan shall be sent to the Plan Claims Review Committee of the Company and must be received within 30 days after termination of employment. If the Company determines that any individual who has claimed a right to receive benefits, or different benefits, under the Plan is not entitled to receive all or any part of the benefits claimed, it will inform the claimant in writing of its determination and the reasons therefor in terms calculated to be understood by the claimant. The notice will be sent within 60 days of the claim. The notice shall make specific reference to the pertinent Plan provisions on which the denial is based, and describe any additional material or information is necessary. Such notice shall, in addition, inform the claimant what procedure the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim. The claimant may within 90 days thereafter submit in writing to the Company a notice that the claimant contests the denial of his or her claim by the Company and desires a further review. The Plan Appeals Committee of the Company shall within 60 days thereafter review the claim and authorize the claimant to appear personally and review pertinent documents and submit issues and comments relating to the claim to the persons responsible for making the determination on behalf of the Company. The Company will render its final decision with specific reasons therefor in writing and will transmit it to the claimant within 60 days of the written request for review. If the Company fails to respond to a claim filed in accordance with the foregoing within 60 days, the Company shall be deemed to have denied the claim. This Section 8.5 shall not serve to prohibit any Participant from bringing an action in a court of competent jurisdiction to enforce his or her rights under the Plan after satisfaction of the foregoing procedures.

                  8.6 Unfunded Plan Status. This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Section 401 of ERISA. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company's creditors, to assist it in accumulating funds to pay its obligations under the Plan.

                  8.7 Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  8.8 Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of Colorado, without reference to principles of conflict of law, except to the extent pre-empted by Federal law.

                                                                      Schedule 1
                                                                  to Section 3.1


                           NEWMONT MINING CORPORATION

                   EXECUTIVE CHANGE OF CONTROL SEVERANCE PLAN

                                  Participants
                            (as of February 1, 1999)


           Timothy Acton                         Paul Lahti
           David A. Baker                        Guy L. Lansdown
           Britt D. Banks                        Brian Levet
           D. Scott Barr                         Thomas P. Mahoney
           John Brownlie                         James Miller
           Robert Bush                           Jack H. Morris
           Odin Christensen                      Richard Ness
           Steven A. Conte                       James Osterkamp
           Thomas Conway                         Richard Perry
           Anthony Cost                          Jean Rendu
           Tom Enos                              Scott Santti
           W. Durand Eppler                      Timothy J. Schmitt
           Gary Farmar                           Lee Shumway
           Alan Fitzpatrick                      Gary Simmons
           Patricia Flanagan                     Craig Smith
           Bruce D. Hansen                       Ali Soltani
           Joy E. Hansen                         Douglas Sparks
           William Hart                          Trent Tempel
           Gary Hevelone                         Michael Thomsen
           Don Hullinger                         James Voorhees
           Jeffrey Huspeni                       Linda K. Wheeler
           Donald G. Karras                      Mark Wood
           Leendert Krol
           Leland Krugerud
           Ihor Kunasz

                                                                       EXHIBIT A

                           NEWMONT MINING CORPORATION
                   EXECUTIVE CHANGE OF CONTROL SEVERANCE PLAN

                                         "Enhanced"         "Actual"
                                          Pension           Pension
                                          Benefit           Benefit
                                       ------------      ------------
1.  Final average earnings
    (pensionable earnings)             $    350,000      $    350,000(1)

2.  Times 1.75%                        x      .0175      x      .0175
                                       ------------      ------------
                                              6,125             6,125

3.  Social Security offset(2)                   -0-               -0-

4.  Net benefit unit                          6,125             6,125

5.  Times years of
    credited service                   x         15      x         12(3)
                                       ------------      ------------
                                             91,875            73,500

6.  Early commencement
    of pension adjustment(4)
             Age                                 58                55
             Factor                    x         84%     x         72%
                                       ------------      ------------


7.  Early commencement
    benefit                                  77,175            52,920

8.  Times life expectancy              x     25.658 yrs. x     25.658 yrs.
                                       ------------      ------------

9.  Lump sum benefit                   $  1,980,156      $  1,357,821
                                       ============      ============

10. Benefit payable pursuant
    to Section 4.2(b)(iii):            $ 1,980,156
                                       ( 1,357,821)
                                       -----------
                                       $   622,335
                                       ===========

--------

(1) Assumes a separation benefit pursuant to Section 4.2(b)(ii) of $500,000 (excluding any amount attributable to Section 4.2(b)(ii)(3)). Such amount is includible pursuant to Section 1.25(b)(i) of Newmont Gold Company's Pension Plan. Divide by "5" for impact on final average earnings.

(2)      Ignored for purposes of this example.

(3) Includes two additional years of deemed service pursuant to Section 1.26(d) of Newmont Gold Company's Pension Plan.

(4) For purposes of this example only, Section 3.7 of Newmont Gold Company's Pension Plan is ignored.